Exhibit 3(i).4

ARTICLES OF ORGANIZATION

OF AN

OKLAHOMA LIMITED LIABILITY COMPANY

TO:	OKLAHOMA SECRETARY OF STATE

2300 N Lincoln Blvd.,

Room 101, State Capitol Building

Oklahoma City, Oklahoma 73105-4897

The undersigned, for the purpose of forming an Oklahoma limited liability company pursuant to the provisions of 18 O.S., Section 2004, does hereby execute the following articles:

1.	The name of the limited liability company is “Chemical Properties L.L.C.” (the “Company”).

2.	The street address of its principal place of business is:

16 South Pennsylvania Avenue

Oklahoma City, Oklahoma 73107

3.	The name and street address of the resident agent in the state of Oklahoma is:

David M. Shear

16 South Pennsylvania Avenue

Oklahoma City, Oklahoma 73107

4.	The term of existence is perpetual.

5.	To the maximum extent permitted by the Oklahoma Limited Liability Company Act (the “Act”) as now in effect or later amended, no Member shall be personally liable to the Company or its creditors, and no Manager shall be personally liable to the Company, its creditors or any Member, for monetary damages for breach of any duty provided for in the Act; provided however, that the liability of a Manager shall not be limited or eliminated for (a) breach of the Manager’s duty of loyalty to the Company or its Members, (b) an act or omission not in good faith or which involves intentional misconduct or a knowing violation of law, or (c) a transaction from which the Manager derived an improper personal benefit.

Dated this 22nd day of September, 2011.

/s/ J. Ann Muise
Name: J. Ann Muise
Address: 16 South Pennsylvania Avenue
Oklahoma City, Oklahoma 73107